Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated August 14, 2025, except for Note 15, as to which the date is January 20, 2026, relating to the financial statements of BESTWATER USA INC. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York

January 20, 2026